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                                                                      EXHIBIT 11

                            MIRAGE RESORTS, INCORPORATED
                         COMPUTATION OF NET INCOME PER SHARE
                                   OF COMMON STOCK

                                                Three Months                 Six Months
                                               Ended  June 30,             Ended June 30,
                                          ________________________    ________________________
                                            1995           1994          1995          1994
                                          __________    __________    __________    __________


Weighted-average shares outstanding       91,142,587    90,844,460    91,112,018    90,784,838

Assumed exercise of options at
   average market price                    5,003,857     3,551,411     4,601,262     4,063,975
                                         ___________   ___________   ___________   ___________

Weighted-average shares outstanding
   and common stock equivalents used
   in the computation of primary
   earnings per share                     96,146,444    94,395,871    95,713,280    94,848,813

Additional shares issuable upon
   the assumed exercise of options
   at period-end market price                111,678             -       514,273             -
                                         ___________   ___________   ___________   ___________

Total shares outstanding assuming
   full dilution                          96,258,122    94,395,871    96,227,553    94,848,813
                                         ===========   ===========   ===========   ===========

Net income                               $28,618,000   $25,598,000   $73,494,000   $48,946,000
                                         ===========   ===========   ===========   ===========

Primary earnings per share                   $0.30         $0.27         $0.77         $0.52
                                             =====         =====         =====         =====

Fully diluted earnings per share             $0.30         $0.27         $0.76         $0.52
                                             =====         =====         =====         =====
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